EX 99-1
                                                   News
                                                   Release


                                                   Vectren Corporation
                                                   P.O. Box 209
                                                   Evansville, IN  47702-0209




FOR IMMEDIATE RELEASE
March 19, 2004

Contact: Media - Mike Roeder (812) 491-4143 or mroeder@vectren.com Investor Relations - Steve Schein, 812-491-4209 or sschein@vectren.com

           Vectren North seeks approval of new natural gas base rates

Evansville, Ind. -- Vectren Energy Delivery of Indiana - North, formerly called Indiana Gas Company, Inc., a subsidiary of Vectren Corporation (NYSE: VVC), filed a petition today with the Indiana Utility Regulatory Commission (IURC) to adjust its base rates and charges for its gas distribution business in a 49-county region covering central and southeastern Indiana. If the filing is approved, Vectren North expects to increase its base rates by approximately $47 million to cover the ongoing cost of operating, maintaining and expanding the approximately 12,000-mile distribution and storage system used to serve more than 525,000 customers.

If approved, the typical Vectren Energy Delivery of Indiana - North (Vectren North) residential customer that uses natural gas to heat his/her home would see a bill increase of about 7 percent. This proposal will not impact Vectren's customers in southwestern Indiana or west-central Ohio. Vectren North's request will be reviewed by the IURC, and there will also be public hearings conducted regarding the proposal.

Today's base rate filing marks the first time Vectren North has filed a request for a base ("non-gas-costs") rate increase since 1991. Over the past 13 years, Vectren North has efficiently managed its operations to avoid an increase for its "non-gas costs." However, during that time frame investments made to serve Vectren North customers have exceeded $270 million, which are not reflected in its current base rates. Also, since 1991, the amounts paid for taxes, health care, labor and other operating costs have increased.

The petition only addresses Vectren North's "non-gas" costs, which represent between 25 and 30 cents of every dollar paid by customers for their gas service. These "non-gas" costs are incurred to build, operate and maintain the pipes, other equipment and systems that are used to deliver gas across Vectren North's system to its customers. The remaining 70 to 75 cents of each dollar represents the cost of the gas used by customers. That gas is purchased on the competitive wholesale market by Vectren North on behalf of its customers, and its actions are subject to regulatory scrutiny under the state's Gas Cost Adjustment (GCA) procedures to ensure its purchasing actions are reasonable. Every three months, the IURC reviews Vectren North's gas purchase costs to ensure that those costs are reasonable. Under Indiana regulation, Vectren North is not allowed to make a profit on the cost of gas.

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                                     -MORE-

North gas/page 2


The filing also includes a normal temperature adjustment (NTA) mechanism to reduce the impact on customer bills caused by the variations in weather. With the NTA, historic average temperatures serve as the basis for computing customers' bills, thereby smoothing out the effects of significant temperature fluctuations.

"It has been about 13 years since we last sought to adjust our base rates. Given this passage of time, we need an increase to recover the costs associated with providing our customers with safe and reliable gas service. The primary driver is the investment of more than a quarter of a billion dollars in infrastructure upgrades over this time period," said Bill Doty, Vectren's executive vice president of utility operations. "A strong utility infrastructure is a critical component to Indiana's continued economic growth. Adjusting our base rates to reflect this investment is important to our efforts to sustain and promote the service reliability that is critical to our customers."

The merger in early 2000 of Indiana Energy, Inc. and SIGCORP, Inc. to create Vectren, combined with the acquisition later that same year of significant natural gas distribution assets in west-central Ohio, has contributed to the ability to delay the need to seek a rate increase by creating the opportunity to spread operating costs across the companies and by providing many efficiencies that avoid duplication of costs.

Vectren North serves all or a portion of Adams, Allen, Bartholomew, Blackford, Boone, Clark, Clay, Clinton, Daviess, Decatur, Delaware, Fayette, Floyd, Fountain, Grant, Greene, Hamilton, Hancock, Hendricks, Henry, Huntington, Jackson, Jay, Jefferson, Johnson, Lawrence, Madison, Marion, Martin, Miami, Monroe, Montgomery, Morgan, Orange, Owen, Parke, Putnam, Randolph, Rush, Shelby, Tippecanoe, Tipton, Vermillion, Vigo, Wabash, Warren, Wayne, Wells and White counties.

About Vectren Corporation
Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's regulated energy delivery subsidiaries provide gas and/or electricity to nearly one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the midwest and southeast. These include gas marketing and related services; coal production and sales; utility infrastructure services; and broadband communication services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forward Looking Statements

This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2004.

Key Elements of Vectren North Rate Case, as Filed, Included as Supplemental
Information:


Overall Revenue Increase:                            $46.9 million
Percent Increase on Typical Residential Bill:        Approximately 7%*

Requested Return on Equity (ROE):                    12.25%
Weighted Cost of Debt:                               7.35%
Overall Rate of Return:                              9.21%
Capital Structure:                                   44% Debt
                                                     48% Equity
                                                     8% Cost Free/Other

Rate Base:                                           $709.6 million
Revenue Increase on Original Cost:                   $38.4 million
Revenue Increase on Fair Value:                      $8.5 million

Test Year Net Operating Income (NOI):                $61.9 million
Present Rates NOI:                                   $42.9 million

Revenue Increase from Last Case Filed in 1991 to the Current Case Attributed to:
Cost of Capital, Depreciation and
  Rate Base Additions                                $70.8 million
Income and Property taxes                            $6.4 million
Bad Debt Expense                                     $4.3 million
Pipeline safety costs                                $2.9 million
Other costs                                          $.5 million
Margin Growth from Customer Additions                $(38.0) million
                                                     ---------------
Total Revenue Increase                               $46.9 million

* Amount represents an estimate. A detailed cost of service study that determines the requested increase by customer rate class will be filed with the Indiana Utility Regulatory Commission in early April 2004.